Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-265864 on Form N-2 of WhiteHorse Finance, Inc. (the “Registration Statement”) of our report dated June 9, 2025 relating to the consolidated financial statements and effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K/A (the “Form 10-K”), and to the report dated March 7, 2025, on the Senior Securities table of WhiteHorse Finance, Inc. attached as an exhibit to the Form 10-K. We also consent to the reference to us under the headings “Senior Securities” in the Form 10-K and “Selected Consolidated Financial Data”, “Senior Securities” and “Independent Registered Public Accounting Firm” in the Registration Statement.

/s/ Crowe LLP

Crowe LLP

Costa Mesa, California

June 9, 2025